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                                                                      Exhibit 12

                                RAYTHEON COMPANY
                       STATEMENT REGARDING COMPUTATION OF
                  RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS
                 (dollar amounts in millions except for ratio)
                     (excludes RE&C and AIS for all periods
               except for interest, which includes RE&C and AIS)

                                                                           1998       1999      2000      2001          2002
                                                                         ---------  --------- --------- ---------     ---------
Income (loss) from continuing operations before
  taxes per statements of income                                          $ 1,573    $   953   $   832   $   124       $ 1,074
Add:
Fixed charges                                                                 813        859       876       807           668
Amortization of capitalized interest                                            2          2         2         2             2
Less:
Capitalized interest                                                            2          2         2         1            --
                                                                          -------    -------   -------   -------       -------
          Income as adjusted                                              $ 2,386    $ 1,812   $ 1,708   $   932       $ 1,744
                                                                          =======    =======   =======   =======       =======
Fixed charges:
Portion of rents representative of interest factor                        $    72    $   117   $    95   $    92       $    92
Interest costs                                                                739        740       779       714           576
Capitalized interest                                                            2          2         2         1            --
                                                                          -------    -------   -------   -------       -------
          Fixed charges                                                       813        859       876       807           668
                                                                          -------    -------   -------   -------       -------
Equity security distributions                                                  --         --        --        48/(1)/       15
                                                                          -------    -------   -------   -------       -------
Combined fixed charges and preferred stock dividends                      $   813    $   859   $   876   $   855       $   683
                                                                          =======    =======   =======   =======       =======
Ratio of earnings to combined fixed charges and preferred
  stock dividends                                                             2.9        2.1       1.9       1.1           2.6
                                                                          =======    =======   =======   =======       =======

(1) Earnings of $48 million were required to cover $7 million of equity security distributions because the Company's effective tax rate for the year ended December 31, 2001 was 85.5 percent.